Exhibit 10.1

June 13, 2017

Rick D. Hess

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062

Dear Rick:

As discussed and at your request, you are transitioning from your current position as Executive Vice President to Strategic Advisor to the Chief Executive Officer (“CEO”) of Analog Devices, Inc. (“Analog”), effective June 15, 2017 (the “Effective Date”). In such position, your duties will be such as the CEO designates but will include providing strategic advice and guidance to the CEO and senior executives of Analog with a primary focus on Analog’s integration of Linear Technology Corporation.

Effective as of the Effective Date, your compensation as Strategic Advisor to the CEO will be an annualized base salary of $175,000 (the “Base Salary”) and a target bonus opportunity of 100% of the Base Salary (the “Target Bonus”), with the Target Bonus subject to the terms of the general employee bonus plan. You will continue to vest in your outstanding equity awards, however, you will not be eligible for future equity grants in your role as Strategic Advisor to the CEO. You will also remain eligible for the same Analog benefit plans in which you now participate, as they may be amended, replaced, or terminated from time to time and with your level of participation affected, where required by the applicable plan, by your work schedule as Senior Advisor to the CEO.

In recognition of your past and future services, Analog hereby confirms that your severance protections under your employment agreement with Analog (as amended to date) and your welcome letter dated July 23, 2014 (collectively the “Employment Agreement”) remain in place, except as specifically amended hereunder. The cash severance benefits applicable to an Involuntary Termination for any reason other than Misconduct, or resignation for any reason (each as provided in the fourth amendment to the Employment Agreement, dated June 9, 2014) will be calculated on the basis of the greater of the Base Salary and Target Bonus (where applicable) in effect immediately prior to the Effective Date (i.e., $650,000 and 100%) or the Base Salary and Target Bonus (where applicable) in effect for you at the time of such termination or resignation.

By signing this amendment (the “Sixth Amendment”), the parties agree to the modifications to the Employment Agreement set forth above. Except as set forth above, the terms of your Employment Agreement as amended (including, among the other provisions, payment delays under Section 409A of the Code and the requirement to provide a release of claims) remain in full force and effect. The Employment Agreement, as amended, contains all of the understandings and representations between Analog and you pertaining to the transfer of position and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such transfer.

Sincerely,

ANALOG DEVICES, INC.

By:	/s/ Vincent Roche
Name: Vincent Roche
Title: President & CEO

I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ Rick D. Hess	Date: June 14, 2017
Rick D. Hess